Exhibit (g)

CERTAIN INFORMATION RELATING TO THE BANK’S DEBT SECURITIES

The following information relates to certain U.S. federal income tax consequences of owning the securities described in the Bank’s prospectus dated October 21, 2015 (the “Prospectus”) and supplements the disclosure under the caption “Certain Tax Considerations—United States Taxation” set forth in the Prospectus.

Additional Information on United States Taxation

As described in the Prospectus, withholding under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (“FATCA”) will potentially apply to payments in respect of any Guaranteed Debt Securities that are treated as “foreign passthru payments” for FATCA purposes. Recently issued U.S. Treasury regulations extend the start date of such withholding to the later of January 1, 2019 or the date of publication of final regulations defining “foreign passthru payment”.

The following information relates to certain Austrian tax consequences of owning the securities described in the Prospectus and replaces the disclosure under the caption “Certain Tax Considerations—Austrian Taxation” set forth in the Prospectus.

Austrian Taxation

This summary is based on Austrian tax laws as currently in force and as applied on the date of this Prospectus. The following discussion reflects the Bank’s understanding of material aspects of Austrian tax laws in connection with the acquisition, ownership and disposition of the Guaranteed Debt Securities. The discussion is of a general nature and included herein solely for informational purposes. It is not intended to be, nor should it be construed to be, legal or tax advice. Prospective investors should consult their professional legal and tax advisors with respect to their particular circumstances.

General Remarks

Individuals resident in Austria are subject to Austrian income tax (Einkommensteuer) on their worldwide income (unlimited income tax liability). Individuals qualify as residents if they have either their permanent domicile and/or their habitual abode in Austria. Otherwise, they are non-resident individuals subject to income tax only on income from certain Austrian sources (limited income tax liability).

Companies resident in Austria are subject to Austrian corporate income tax (Körperschaftssteuer) on their worldwide income (unlimited corporate income tax liability). Companies qualify as residents if they have their place of effective management and/or their legal seat in Austria. Otherwise, they are non-residents subject to corporate income tax only on income from certain Austrian sources (limited corporate income tax liability).

Under Austrian tax law, individuals are subject to income tax pursuant to the Austrian Income Tax Act 1988 (Einkommensteuergesetz 1988, Federal Law Gazette 1988/400—“ITA”) generally at progressive tax rates between 0% and 55%. Corporate entities are subject to a corporate income tax at a rate of 25% pursuant to the Austrian Corporate Income Tax Act (Körperschaftsteuergesetz 1988, Federal Law Gazette 1988/401—“CITA”).

In case of unlimited and limited (corporate) income tax liability, Austria’s right to levy taxes may be restricted by double taxation treaties.

Fiscal Reform 2015/2016

Due to the fiscal reform enacted by Federal Law Gazette I 2015/118, certain tax rates have been changed with effect as of January 1, 2016. Inter alia, the highest progressive income tax rate has been raised to 55% for yearly taxable income exceeding EUR 1,000,000 (limited in time for the years 2016 to 2020). Furthermore, the special tax rate applicable to investment income and capital gains derived from debt instruments such as the Guaranteed Debt Securities has been raised to 27.5%.

Austrian Resident Individuals

Income derived from debt instruments such as the Guaranteed Debt Securities qualifies as investment income (Einkünfte aus Kapitalvermögen). Such income comprises not only current income, i.e. interest payments and similar earnings, but also “realized” capital gains (Einkünfte aus realisierten Wertsteigerungen von Kapitalvermögen) stemming from the sale or redemption of debt instruments, irrespective of whether they have been held as business or non-business assets and irrespective of whether the profits have been realized within a particular holding period (formerly, in case of individuals, only such profits stemming from securities which were held only for a period not exceeding one year were taxed). According to the relevant provisions of the ITA, “realized” capital gains principally consist in the difference (surplus) between the proceeds from the sale or redemption of the debt instruments, i.e. their selling or redemption price, and their purchase price.

Such profits, i.e. current income and “realized” capital gains, are in principle subject to a special tax rate of 27.5% and will be deducted by the custodian bank or the paying office (Kapitalertragsteuer, Capital Proceeds Tax—“CPT”). However, as regards profits from debt instruments such as the Guaranteed Debt Securities, the special tax rate will only apply in cases where the instruments have, in the primary offering, been offered to an undetermined number of people (“public offer”). This tax is in principle “final”, which means that no further taxation will be allowed on such capital gains and that they do not have to be declared in other tax declarations of the taxpayer (in particular, a personal tax rate exceeding 27.5% will not apply). In case the taxpayer applies for regular taxation (Regelbesteuerungsoption—which the taxpayer may do in case his personal tax rate is below 27.5%) or for the offsetting of losses (Verlustausgleichsoption), taxation is not final. The option for regular taxation may be exercised independently from the option for the offsetting of losses by filing a respective request to the tax office. It leads to an assessment for income tax and to the application of the regular, progressive income tax rate (currently amounting to a maximum of 55% for yearly taxable income exceeding EUR 1,000,000) on all taxable capital gains.

Further, pursuant to the relevant provisions of the ITA the withdrawal or transfer of debt instruments such as the Guaranteed Debt Securities from their current investor’s securities account shall, as a general rule, equally trigger CPT, unless one of the exemptions contained in the ITA applies. These exemptions are all based on the idea that no CPT shall be deducted in cases where the taxation of potential future profits stemming from the sale or redemption of the transferred debt instruments remains in fact possible. In addition, since April 1, 2012 amended exit tax rules (Wegzugsbesteuerung) apply, which are not discussed herein.

In its international dimension, the capital gains tax applies and CPT will only be deducted, if either the custodian bank (depotführende Stelle) or—under certain conditions—the paying office (auszahlende Stelle) is located in Austria. A paying office may be any organizational entity of a bank which is capable to credit amounts of money to cash accounts of clients or to pay in cash. In most cases the paying office will be the bank with which the investor maintains his securities account. The term “custodian bank” refers to banks (or their branches and offices) providing the securities account to the investor and not to any other bank up in the holding chain. The custodian bank or, if applicable, the paying office will be responsible for the deduction of the capital gains tax (“CPT”) and its transfer to the respective Austrian tax office.

To the extent that no CPT is deducted due to the lack of a custodian bank or a paying office located in Austria, the income derived from debt instruments such as the Guaranteed Debt Securities must be included into the respective taxpayer’s tax declaration, if such profits are received by an Austrian resident individual subject to unlimited income tax liability. In this case, the special tax rate of 27.5% applies equally.

Austrian Resident Corporate Investors

Resident corporate investors deriving business income from the Guaranteed Debt Securities may avoid the deduction of CPT by filing a statement of exemption with the securities account keeping bank (or the paying office) and with the competent Austrian tax office to the fact that the payment received is due to a commercial enterprise subject to taxation in Austria (Befreiungserklärung). Income derived from the Guaranteed Debt Securities by corporate investors (including any capital gains) is subject to corporate income tax at the general corporate income tax rate of 25%. A special tax regime applies for private foundations (Privatstiftungen).

Repeal of the EU Savings Tax Directive

On November 10, 2015, the Council of the European Union adopted Council Directive (EU) 2015/2060 by which Council Directive 2003/48/EC on the taxation of savings income (the “EU Savings Tax Directive”) has been repealed with effect of January 1, 2016. The repeal was adopted as a consequence of the adoption by the Council in December 2014 of Directive 2014/107/EU amending provisions on the mandatory automatic exchange of information between tax administrations. In respect of Austria, however, special transitional periods applied and the EU Savings Tax Directive continued to apply with regard to Austria until December 31, 2016. Legislation implementing the repeal of the EU Savings Tax Directive and of the EU Withholding Tax Act (EU-Quellensteuergesetz, Federal Law Gazette I 2004/33 – “EU-QuStG”), by which the EU Savings Tax Directive had been implemented in Austria, with effect of January 1, 2017, as well as other statutory adjustments regarding the limited income tax liability for interest income applicable to non-resident individuals was adopted in Austria on July 14, 2016 by the EU Tax Amendment Act 2016 (EU-Abgabenänderungsgesetz 2016, Federal Law Gazette I 2016/77 – “EU-AbgÄG 2016”).

Non-Resident Investors

Due to changes to the ITA imposed by the EU-AbgÄG 2016, as discussed above, since January 1, 2017 interest income now falls within the limited income tax liability applicable to non-resident individuals in cases in which the interest payment or the accrued interest is deemed “domestic” (section 98 para 1 no. 5 of the ITA as amended by the EU-AbgÄG 2016) and provided that CPT has to be deducted. This is the case if the paying office (auszahlende Stelle) or the custodian bank (depotführende Stelle) is located in Austria. Interest payments are deemed domestic if the debtor’s domicile, legal seat or place of effective management is located in Austria or if the debtor is an Austrian branch of a foreign bank. Interest income derived from debt instruments (interest payments, accrued interest)

is deemed domestic if the debt securities were issued by an Austrian issuer. For non-resident corporate entities deriving business income from Guaranteed Debt Securities the current exemption in section 98 para 1 no. 5 of the ITA continues to apply pursuant to which interest payments and accrued interest which are not received by natural persons are exempt from the limited income tax liability. In addition, non-resident corporate investors deriving business income from Guaranteed Debt Securities may avoid the deduction of CPT by filing a declaration of exemption (Befreiungserklärung) with the Austrian paying office and with the competent Austrian tax office, as section 94 no. 5 of the ITA has not been changed or amended. Furthermore, a new exemption applies in cases in which interest income or accrued interest is received by individuals which are resident in countries in respect of which an automatic exchange of financial account information with Austria has been implemented. Qualifying residency in such a country must be proven by a certificate of residence.

The Bank will not be required to withhold Austrian tax from any interest payment made to non-resident individual holders through a non-Austrian Paying Agent.

Applicable double taxation treaties may provide for a reduction of or relief from CPT.

In case non-resident corporate entities receive income from Guaranteed Debt Securities that is attributable to an Austrian permanent establishment, they are to a large extent subject to the same tax treatment as resident investors.

Investors should consult their professional advisers to clarify their position.

Other Taxes

Currently, Austria does not levy inheritance and gift tax (Erbschafts- und Schenkungssteuer) anymore. However, pursuant to section 121a of the Federal Fiscal Code (Bundesabgabenordnung, Federal Law Gazette 1961/194 as amended), gifts exceeding certain amounts must be notified to the Austrian tax authorities within a three-month notification period. In addition, it should be mentioned that certain gratuitous transfers of assets to (Austrian or foreign) private law foundations and comparable legal estates are subject to foundation transfer tax (Stiftungseingangssteuer) pursuant to the Federal Foundation Transfer Act (Stiftungseingangssteuergesetz, Federal Law Gazette I 2008/85). This tax is triggered if the transferor and/or the transferee at the time of transfer have a domicile, their habitual abode, their legal seat or their place of effective management in Austria. The tax is based on the market value of the transferred assets less any debt economically linked to these assets. In general, the applicable tax rate amounts to 2.5%. However, in certain cases a higher tax rate of 25% applies.

Under present Austrian law, no stamp, issue, registration or similar taxes or duties will be payable in Austria by holders of the Guaranteed Debt Securities in connection with their issue provided that no other transaction potentially taxable under the Federal Stamp Duty Act (Gebührengesetz 1957, Federal Law Gazette 1957/267 as amended) such as an assignment is entered into for which a document (Urkunde) within the meaning of the Stamp Duty Act is executed.

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